EXHIBIT 15.4

November 1, 2024

To the Board of Directors and Shareholder of
Nevada Power Company
6226 West Sahara Avenue
Las Vegas, Nevada 89146

We are aware that our report dated November 1, 2024, on our review of the interim financial information of Nevada Power Company appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, is incorporated by reference in Registration Statement No. 333-267865 on Form S-3.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada